                                                                                           Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

WILLIAM LENEHAN JOINS MACY'S, INC. BOARD OF DIRECTORS

CINCINNATI, Ohio, March 22, 2016 – William H. Lenehan, president and chief executive officer of Four Corners Property Trust, Inc., has been elected to the Macy's, Inc. Board of Directors, effective April 1, 2016.

Lenehan, 39, has extensive knowledge and experience in real estate development and management. He was named president and chief executive officer of Four Corners, a publicly traded investment trust focused on foodservice real estate, in August 2015. Previously, he served as special advisor to the board of EVOQ Properties, Inc., owner of a substantial portfolio of development assets in downtown Los Angeles; interim CEO of MI Development (now known as Granite Real Estate Investment Trust), a real estate operating company; and investment professional in the real estate group of Farallon Capital Management LLC, a global asset management firm.

            "Bill will contribute to our board's expertise and working knowledge on matters related to real estate, an important area of activity as we work to create shareholder value through joint ventures or other partnerships related to Macy's flagship stores and mall properties," said Terry J. Lundgren, chairman and chief executive officer of Macy's, Inc. "Bill's perspective is rooted in his real estate experience in a variety of industry sectors, including net lease, restaurants, mall, office, residential, and mixed-use."

            Lenehan is a graduate of Claremont McKenna College.

The election of Lenehan and that of Frank Blake in November 2015 increases the size of the Macy's, Inc. board to 15 members. Two board members, Meyer Feldberg and Joseph Neubauer, are scheduled to retire at the Macy's, Inc. Annual Meeting of Shareholders on May 20, 2016.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2015 sales of $27.079 billion. The company operates about 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)